Exhibit 10.5

FIRST AMENDMENT TO

LIMITED PARTNERSHIP AGREEMENT OF

COTTONWOOD COMMUNITIES OP, LP

This FIRST AMENDMENT to the LIMITED PARTNERSHIP AGREEMENT OF COTTONWOOD COMMUNITIES OP, LP (this “Amendment”) is entered into effective as of March 28, 2019 by and among Cottonwood Communities, Inc., a Maryland corporation (the “General Partner”) and Cottonwood Communities Investors, LLC, a Delaware limited liability company (the “Limited Partner”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partner entered into that certain Limited Partnership Agreement of Cottonwood Communities OP, LP (the “Partnership”), dated as of August 13, 2018 (the “Partnership Agreement”);

WHEREAS, the General Partner and the Limited Partner desire to amend the Partnership Agreement;

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties to the Partnership Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Agreement is hereby amended as follows:

1.	Amendments to Section 1. Section 1 of the Partnership Agreement shall be amended to include the following defined terms:

“Advisory Agreement Termination Event” means the Advisor is terminated under the terms of the Advisory Agreement.

“Average Issue Price” means the weighted average price at which REIT Shares were purchased in the primary portion of any offering of the REIT Shares that is registered with the securities and exchange commission, excluding REIT Shares offered under any employee benefit plan, which shall be calculated as of the end of the month preceding the date upon which the calculation is being made.

“Distributions” means any distributions of money or other property by the General Partner to owners of REIT Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“General Partner Liquidity Event” means (i) the sale of all or substantially all of the General Partnership Interests held by the General Partner, (ii) or any sale, exchange or merger of the General Partner, or (iii) any listing of the General Partner’s shares on a national securities exchange.

“General Partner Cash from Sales and Settlements” means the net cash proceeds realized by the General Partner (i) from the sale, exchange or other disposition of any of its assets or any portion thereof after deduction of all expenses incurred in connection therewith and (ii) from the prepayment, maturity, workout or other settlement of any real estate-related investment or portion thereof after deduction of all expenses incurred in connection therewith. In the case of the sale or settlement of an investment that is held through a joint venture General Partner Cash from Sales and Settlements means the proceeds of any such transaction actually distributed to the General Partner from the joint venture or partnership.

“General Partner Operating Cash Flow” means the General Partner’s cash flow from ownership and/or operation of its investments, including investments held through a joint venture or partnership, minus the sum of (i) General Partner Operating Expenses and (ii) all principal and interest payments on indebtedness and other sums paid to lenders.

“General Partner Operating Expenses” means all costs and expenses incurred by the General Partner, as determined under generally accepted accounting principles, that in any way are related to the operation of the General Partner or to General Partner business, including fees paid to the external advisor to the General Partner.

“Stockholder” means a holder of a REIT Share.

“Stockholders’ 6% Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Stockholders’ Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 6% Return, Stockholders’ Invested Capital shall be determined for each day during the period for which the Stockholders’ 6% Return is being calculated, including a daily adjustment to reflect shares repurchased by the General Partner (excluding REIT Shares issued as stock dividends and subsequently repurchased by the General Partner), and shall be calculated net of (1) Distributions of General Partner Cash from Sales and Settlements and (2) Distributions of General Partner Operating Cash Flow to the extent such Distributions of General Partner Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 6%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year.

“Stockholders’ Invested Capital” means the amount calculated by multiplying the total number of REIT Shares purchased by Stockholders by the issue price, reduced by the total number of shares repurchased by the General Partner multiplied by the Average Issue Price.

2.	Amendment to Section 1. The definition of “Termination Event” in Section 1 of the Partnership Agreement shall be deleted in its entirety.

3.	Amendment to Section 1. The definition of “Transaction Value” shall be revised to delete “Termination” and replace it with “General Partner Liquidity” in Section 1.

4.	Amendment to Section 5.1. Section 5.1(a)(i)(2) shall be deleted in its entirety and replaced with the following:

(2) Second, to the General Partner until the Stockholders have been allocated an amount equal to the distribution made pursuant to Section 5.2(a)(i).

5.	Amendments to Section 5.2. Section 5.2(a)(i), (ii) and (iii) shall be deleted in their entirety and replaced with the following:

(i) First, 100% to the General Partner until the Stockholders have received Distributions in an aggregate amount equal to the sum of the (i) Stockholders’ 6% Return and (ii) Stockholders’ Invested Capital; and

(ii) Thereafter, 85% to the General Partner and 15% to the Limited Partner.

6.	Amendment to Section 9.7. Section 9.7 of the Partnership Agreement shall be deleted in its entirety and replaced with the following:

9.7 Put Option.

(a) In the event of a General Partner Liquidity Event or an Advisory Agreement Termination Event, or immediately prior to a General Partner Liquidity Event, the Limited Partner shall have the right (the “Put Right”) to sell all or a portion of its Limited Partnership Interest (“Put Interest”) to the Partnership at a price equal to the fair market value as set forth in Section 9.7(c). If the event triggering the Put Right is a General Partner Liquidity Event, the Put Interest will be paid in cash, and the Limited Partner may, in its sole discretion, elect to take the consideration offered in the General Partner Liquidity Event if it is equity in an entity. If the event triggering the Put Right is an Advisory Agreement Termination Event, the Put Interest will be paid in the form of an interest bearing promissory note (the “Promissory Note”) subject to the terms set forth in Section 9.7(d). The Put Right shall be exercised pursuant to a notice (the “Put Notice”) delivered by the Limited Partner to the General Partner. An assignee of a Limited Partner shall receive the Put Right set forth in this Section 9.7. In connection with any exercise of such Put Right by an assignee of a Limited Partner, the Fair Market Value of the Put Interest shall be paid by the Partnership directly to such assignee and not to the Limited Partner from which such assignee acquired its Put Interest.

(b) Within 30 days after the delivery of the Put Notice by the Limited Partner to the General Partner under this Section 9.7, the Partnership shall transfer and deliver the fair market value of the Put Interest to such Limited Partner or, as applicable, its assignee, whereupon the Partnership shall acquire the Put Interest of such Limited Partner or, as applicable, its assignee, and such Put Interest shall no longer be considered outstanding.

(c) The value of the Put Interest being sold pursuant to this Section 9.7 shall be equal to the amount the Limited Partner would have received if all of the assets of the Partnership were sold at the Transaction Value, (or at their fair market value if there was no General Partner Liquidity Event or Advisory Agreement Termination Event) all liabilities of the Partnership were paid in full and all remaining funds were distributed to the Partners in accordance with this Agreement. The fair market value of a Put Interest shall be determined by agreement between the Partnership and the Limited Partner. If the Partnership and the Limited Partner cannot agree upon the fair market value of the Put Interest being sold pursuant to this Section 9.7 within 30 days, the fair market value thereof shall be determined by an independent appraiser selected by the Limited Partner and approved by the Partnership. The decision of the appraiser selected pursuant to this Section 9.7 will be final and binding and may be enforced by legal proceedings. The Partnership and the Limited Partner shall equally compensate the appraiser appointed pursuant to this Section 9.7.

(d) The Promissory Note shall bear interest at a market interest rate as determined by the Conflicts Committee of the General Partner and shall be repaid after the Stockholders have received Distributions in an aggregate amount equal to the sum of (i) the Stockholders’ 6% Return and (ii) Stockholders’ Invested Capital. Provided that if a General Partner Liquidity Event occurs and the Promissory Note has not yet been paid in full, the Promissory Note shall be paid in full on the date of or immediately prior to the General Partner Liquidity Event. Notwithstanding anything herein to the contrary, in accordance with Section 736 of the Code, the Promissory Note shall be disregarded for applicable income tax purposes and the Limited Partner shall continue to be treated as a partner of the Partnership in respect of its Partnership Interest for such purposes until the Partnership has satisfied all of its obligations under the Promissory Note. Without limiting the foregoing, the Limited Partner shall not be required to accrue interest on the Promissory Note in income and the Partnership shall not deduct such interest for such purposes; provided, that, any cash or property paid to the Limited Partner with respect to such interest shall be reported to the Limited Partner on Internal Revenue Service Schedule K-1 to Form 1065 (or such successor schedule or form).

7.

Limited Effect; No Modifications. This Amendment is effective as of the date first set forth above. The amendment set forth above shall be limited precisely as written and relate solely to the provision of the Partnership Agreement in the manner and to the extent described above. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the Partnership Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GENERAL PARTNER:

COTTONWOOD COMMUNITIES, INC.

By:	/s/ Gregg Christensen
Name:	Gregg Christensen
Title:	Chief Legal Officer

LIMITED PARTNER:

COTTONWOOD COMMUNITIES INVESTOR, LLC

By:	Cottonwood Residential OP, LP, its sole member

By: Cottonwood Residential II, Inc., its general partner

	By:	/s/ Gregg Christensen
	Name:	Gregg Christensen
	Title:	Chief Legal Officer